Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

First Bancorp Employees’ 401(k) Savings Plan

Southern Pines, North Carolina

We consent to the incorporation by reference in the Registration Statement of First Bancorp on Form S-8 related to the First Bancorp Employees’ 401(k) Savings Plan (File 333-197114) of our reports dated June 27, 2019, relating to our audit of the financial statements and supplemental schedule of the First Bancorp Employees’ 401(k) Savings Plan which appear in the Annual Report on Form 11-K of the First Bancorp Employees’ 401(k) Savings Plan for the year ended December 31, 2018.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
June 27, 2019